FIRST AMENDMENT
                                       TO
                                RIGHTS AGREEMENT


         This FIRST AMENDMENT TO RIGHTS AGREEMENT ("Amendment") is dated as of March 4, 1999, and is entered into by and between Data Transmission Network Corporation, a Delaware corporation ("DTN"), and First National Bank of Omaha ("Rights Agent").

                                    RECITALS:

         A. DTN and Rights Agent are all of the present parties to that certain Rights Agreement dated as of August 29, 1997 (the "Agreement"). Capitalized terms not defined in this Amendment shall have the meanings given to such defined terms in the Agreement.

         B. In accordance with the provisions of Section 27 of the Agreement, the members of the Board of Directors of DTN (which also presently constitute the Continuing Directors) have unanimously approved this Amendment, and the Secretary of DTN has delivered to the Rights Agent a certificate to such effect and has directed the Rights Agent to execute this Amendment as provided in the Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth therein and herein, the parties hereto agree as follows:

         1. Amendments to Agreement. (a) Effective immediately, Section 1(a) of the Agreement is amended by deleting it in its entirety and inserting the following in its place:

               "(a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock then outstanding, but shall not include an Exempt Person (as such term is hereinafter defined); provided, however, that (i) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" became such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an "Acquiring Person" or
         (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person as promptly as practicable divested or divests itself of Beneficial Ownership of a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement; and (ii) no Person shall become an "Acquiring Person" as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares of Common Stock beneficially owned by such Person to 15% or more of the shares of


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         Common  Stock then  outstanding,  provided,  however,  that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding by reason of such share acquisitions by the Company and shall thereafter become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock in shares of Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an "Acquiring Person" unless upon becoming the Beneficial Owner of
         such   additional   shares  of  Common   Stock  such  Person  does  not
         beneficially own 15% or more of the shares of Common Stock then outstanding. For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date hereof."

               (b) Effective immediately, Section 1(q) of the Agreement is amended by substituting the figure 15% in place of the figure 11% contained therein.

               (c) Effective immediately, Section 3(a) of the Agreement is amended by substituting the figure 15% in place of the figure 11% contained therein.

         2. Binding Effect. This Amendment shall be binding upon and inure to the benefit of DTN and Rights Agent and their respective successors and permitted assigns.

         3. Superseding. From and after the date hereof, all references to the Agreement shall mean the Agreement, as amended by this Amendment.

         4. Confirmation. Except as otherwise expressly set forth in this Amendment, the Agreement is hereby ratified and confirmed and remains in full force and effect.

         5. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

                                   DATA  TRANSMISSION  NETWORK
                                   CORPORATION


                                   By:/s/ Greg T. Sloma
                                      -------------------------------
                                      Greg T. Sloma, President


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                                   FIRST NATIONAL BANK OF OMAHA,
                                   as Rights Agent


                                   By: /s/ John E. Lenihan
                                       ------------------------------
                                   Title: Trust Officer




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